Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

August 3, 2007

EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591

Ladies and Gentlemen:

     We have acted as counsel to EpiCept Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3, File No. 333- (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 7,692,328 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and shares of the Company’s common stock issuable upon the exercise of warrants (the “Warrant Shares,” and, together with the Shares, the “Securities”). The Securities are being registered by the Company pursuant to the terms of the registration rights agreement (the “Registration Rights Agreement”), dated as of June 28, 2007, between the Company and the several selling stockholders signatory thereto (the “Selling Stockholders”). Capitalized terms defined in the Registration Rights Agreement and used (but not otherwise defined) herein are used herein as so defined.

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, and any amendments thereto, (ii) the prospectus contained within the Registration Statement (the “Prospectus”), (iii) the Registration Rights Agreement, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been

August 3, 2007

independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Registration Rights Agreement.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable, and that the Warrant Shares, when issued and sold as contemplated in the Warrant and Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

                        /s/ Weil, Gotshal & Manges LLP

2